Exhibit 5.1
[Letterhead of Debevoise & Plimpton LLP]
May 5, 2011
UCI Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
UCI International, Inc.
14601 Highway 41 North
Evansville, Indiana 47725
Registration Statement on Form F-4
of UCI Holdings Limited
and the Additional Registrants named therein
Ladies and Gentlemen:
     We have acted as special counsel to UCI Holdings Limited, a New Zealand limited liability company (“Holdings”), and UCI International, Inc., a Delaware corporation (the “Issuer”), and each guarantor listed on Annex A hereto (collectively, together with the Holdings, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (as supplemented or amended, the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) relating to the proposed offering by the Issuer of US$400,000,000 principal amount of 8.625% Senior Notes due 2019 (the “New Notes”) and the related guarantees of each Guarantor, which are to be registered under the Act, in exchange for a like principal amount of the Issuer’s issued and outstanding 8.625% Senior Notes due 2019 (the “Old Notes”) and the related guarantees of each Guarantor. The New Notes are to be issued pursuant to an indenture, dated as of January 26, 2011, as supplemented by the supplemental indenture, dated as of January 26, 2011, and as may be further amended or supplemented from time to time (the “Indenture”), among the Issuer, the guarantors named therein and Wilmington Trust FSB, as trustee (the “Trustee”). The New Notes are guaranteed on a senior basis by each Guarantor (the “Guarantee”) as set forth in the Indenture.
     In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Issuer and each Guarantor and such other instruments and certificates of public officials, officers and representatives of the Issuer and each Guarantor and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Issuer and each Guarantor and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have, with your permission, (a) assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (vi) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (vii) the Indenture is valid, binding and enforceable with respect to the Trustee and (iv) the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture and (b) relied upon (i) the opinion letter, dated as of the date hereof, addressed to you, of Bell Gully, as to matters of New Zealand law, (ii) the opinion letter, dated as of the date hereof, addressed to you, of Richards, Layton & Finger, P.A., as to matters of Delaware law as they relate to the Limited Liability Company Act and the Revised Uniform Partnership Act of the State of Delaware, (iii) the opinion letter, dated as of the date hereof, addressed to you, of Tzangas, Plakas, Mannos & Raies, Ltd., as to matters of Ohio law and (iv) the opinion letter, dated as of the date hereof, addressed to you, of Ballard Spahr LLP, as to matters of Pennsylvania law.
     Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:
1.	Upon due execution and issuance of the New Notes by the Issuer and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Old Notes pursuant to the exchange offer described in the Registration Statement (the “Exchange Offer”), the New Notes will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.	Upon due execution and issuance of the New Notes by the Issuer and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Old Notes pursuant to the Exchange Offer, the Guarantees will be valid and binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms.
     Our opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (d) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture or the New Notes that purports to (a) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (b) constitute a waiver of inconvenient forum or improper venue, (c) relate to the subject matter jurisdiction of a court to adjudicate any controversy, (d) grant a right to collect any amount that a court determines to constitute unearned interest, post-judgment interest or a penalty or forfeiture, (e) maintain or impose any obligation to pay any amount in U.S. dollars, or specify any rate or method of exchange, where a final judgment concerning such obligation is rendered in another currency or (f) provide for liquidated damages or otherwise specify or limit damages, liabilities or remedies.
     We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than (a) the laws of the State of New York and (b) General Corporation Law of the State of Delaware, in each case as currently in effect.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Debevoise & Plimpton LLP

Annex A
Guarantors

Guarantor	Jurisdiction of Incorporation or Organization
Airtex Industries, LLC	Delaware
Airtex Products, LP	Delaware
ASC Holdco, Inc.	Delaware
ASC Industries, Inc.	Ohio
Champion Laboratories, Inc.	Delaware
UCI Acquisition Holdings (No. 1) Corp	Delaware
UCI Acquisition Holdings (No. 2) Corp	Delaware
UCI-Airtex Holdings, Inc.	Delaware
UCI Pennsylvania, Inc.	Pennsylvania
UCI-Wells Holdings, L.L.C.	Delaware
United Components, Inc.	Delaware
Wells Manufacturing, L.P.	Delaware